EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SPARTA, Mich., December 6, 2021 – It is with great appreciation that ChoiceOne Financial Services, Inc. (NASDAQ: COFS) (“ChoiceOne”) announces the retirement of Chairman Paul L. Johnson from the Boards of Directors of ChoiceOne and ChoiceOne Bank effective December 25. Effective upon Mr. Johnson's retirement, Jack G. Hendon has been appointed Chairman of both Boards of Directors, and Bradley F. McGinnis has been appointed to the ChoiceOne Board in addition to his service on the ChoiceOne Bank Board.

“It’s a poignant time for our company as we announce the retirement of our Chairman Paul Johnson,” said ChoiceOne CEO Kelly Potes. “It has been a pleasure to work with Paul over the years. I have enjoyed his friendship and business insight. Paul has guided ChoiceOne to strong growth and important milestones. We will miss his leadership and wise counsel. At the same time, we are honored to appoint Jack as our new Chairman and have Brad join our ChoiceOne Board. Both men are advocates for community banking and have provided the business acumen needed to help ChoiceOne grow our franchise value across Michigan.”

Paul L. Johnson is the owner and retired President of Falcon Resources, Inc. in Belmont, Michigan, a sales, engineering, and design firm for the automotive and furniture industries. He was appointed Chairman of the Board of Directors of ChoiceOne and ChoiceOne Bank in December 2013. Johnson served as Vice Chairman from July 2013 until December 2013 and has been a director of ChoiceOne and ChoiceOne Bank since July 1999. Johnson was also a director of ChoiceOne Insurance Agencies, Inc. from November 2000 through December 2006.

Jack G. Hendon is a Certified Public Accountant, Co-Founder, and Partner with H&S Companies, PC, an independently owned accounting and consulting firm. He is also a Partner in MH and Company LLC, HS&C Group LLC, Spartan Dawg Investments LLC, Dutch Dawg LLC, H&S Land Company LLC, and Brite Eyes Brewing LLC. Hendon has been a director of ChoiceOne and ChoiceOne Bank since August 2013. He serves as a director of the Spectrum Gerber Hospital Foundation Board and as a director and audit committee member of the Newaygo Area Promise Zone and is a former director and audit committee chair of Fremont Michigan InsuraCorp, which was a Securities and Exchange Commission ("SEC") reporting company.

Bradley F. McGinnis is the Owner and President of Mega Wall Corporation in Comstock Park, Michigan, a company that specializes in manufacturing and distribution of patented display systems, an Owner of KMJ Ventures, LLC, a real estate holding company, and an Owner and President of McGinnis & Associates, Inc., a company that brokers wood veneer products. McGinnis joined the ChoiceOne Bank Board in October 2018. McGinnis previously served as a member of ChoiceOne's Board of Directors from October 2018 until ChoiceOne's merger with County Bank Corp. in October 2019, during which time he served as a member of ChoiceOne’s Audit/Compliance/CRA Committee, Personnel and Benefits Committee, Asset/Liability and Risk Committee, and IT Committee.

“We wish Paul and his wife Judi a happy and healthy retirement as they move on to another exciting chapter in their lives,” said Potes. “Paul has been a remarkable Chairman and leader. We will miss his extensive business and entrepreneurial expertise. And again, we are pleased to welcome two more ChoiceOne leaders into new positions – Jack as our new Chairman and Brad as a member of our ChoiceOne Board. We believe we are well poised for growth as we move into 2022.”

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan, and the parent corporation of ChoiceOne Bank. Member FDIC. ChoiceOne Bank, named one of America's Best Banks by Newsweek, operates 35 offices in parts of Kent, Ottawa, Muskegon, Newaygo, Lapeer, St. Clair, and Macomb counties.  ChoiceOne is an approximately $2.1 billion-asset bank holding company making it the 10th largest bank holding company in Michigan based on asset size. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the Nasdaq Capital Market under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website choiceone.com.

Contacts

Kelly Potes

ChoiceOne Chief Executive Officer

616-887-7366
kpotes@choiceone.com

Michael J. Burke, Jr.

ChoiceOne President

810.664.2977

michael.burke@choiceone.com

Source: ChoiceOne Financial Services, Inc.

###